EXHIBIT (n)


MULTIPLE CLASS PLAN FOR TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

INTRODUCTION

TIAA-CREF Institutional Mutual Funds (the "Institutional Fund") is a business trust established under Delaware law. The Institutional Fund's Declaration of Trust provides for the Institutional Fund to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio (a "Fund"). The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). Teachers Advisors, Inc. is the Institutional Fund's investment manager and Teachers Personal Investor Services, Inc. ("TPIS") is the Institutional Fund's principal underwriter and distributor.

This Multiple Class Plan ("Plan") is adopted by the Institutional Fund pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the Funds listed on Schedule A (each, a "Participant Fund" and collectively, the "Participant Funds").

Each series of shares related to the Participant Funds is divided into three classes of shares of beneficial interest ("Shares"), designated as the Retail Class, Institutional Class, and Retirement Class, respectively. Each class of Shares is offered through different distribution channels and, except as outlined below, represents interests in the same investment portfolio of the Participant Fund and has the same rights, preferences, voting powers, restrictions and limitations.

DISTRIBUTION ARRANGEMENTS AND SERVICE FEES

Classes of Shares have the following service and distribution fee arrangements:

           RETAIL CLASS SHARES

The Institutional Fund and TPIS offer Retail Class Shares without distribution plan or shareholder service plan expenses or fees. All expenses or costs of distributing or promoting Retail Class Shares are paid by Teachers Advisors, Inc.

           INSTITUTIONAL CLASS SHARES

The Institutional Fund and TPIS offer Institutional Class Shares without distribution plan or shareholder service plan expenses or fees. All expenses or costs of distributing or promoting Institutional Class Shares are paid by Teachers Advisors, Inc. Institutional Class Shares are available for purchase by certain intermediaries affiliated with TIAA and CREF ("TIAA-CREF Intermediaries"), such as TIAA-CREF Trust Company, FSB , or other persons, such as state-sponsored tuition plans, who have entered into a contract with a TIAA-CREF Intermediary that enables them to purchase shares of the Funds, or other affiliates of TIAA-CREF who the Institutional Fund may approve from time to time.

           RETIREMENT CLASS SHARES

Retirement Class Shares are offered by the Participant Funds with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act providing for a distribution fee at an annual rate of up to 0.04% of the value of the average daily net assets of the Participant Fund attributable to Retirement Class Shares. This fee is accrued daily and paid monthly by the Participant Fund. This distribution fee reimburses TPIS for the expense of conducting promotional and other activities primarily intended to result in the sale of additional Retirement Class Shares including, without limitation, (1) the cost of preparing and distributing sales literature about the Participant Fund, (2) provision of shareholders services in the nature of "personal service" or "maintenance of shareholder accounts" as these terms are defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and (3) payment of salaries or other compensation to representatives of TPIS or to selling dealers having distribution agreements with TPIS. The distribution fee also may reimburse TIAA-CREF Individual and Institutional Services, Inc. ("Services"), an affiliated broker-dealer with which TPIS will enter into a distribution agreement, for the cost of preparing and distributing sales literature about the "open investment architecture" brokerage accounts, and facilitating the establishment of such accounts.

Retirement Class Shares are offered by the Participant Funds with a separate shareholder servicing plan NOT adopted pursuant under Rule 12b-1, providing for a shareholder service expense of up to 0.35% of the value of the average daily net assets of the Participant Fund attributable to Retirement Class Shares. This expense is accrued daily and paid monthly by the Participant Fund. This shareholder service fee reimburses TPIS or selling dealers having distribution agreements with TPIS, including Services, for the administrative expense of providing ongoing servicing and/or maintenance of accounts, including "open investment architecture" accounts of Participant Fund shareholders. The administrative expenses reimbursed through the shareholder service fee are those NOT in the nature of "personal service" or "maintenance of shareholder accounts" as these terms are defined in NASD Conduct Rule 2830.

           ADDITIONAL CLASSES OF SHARES

The board of trustees of the Institutional Fund has the authority to create additional classes, or change existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

INCOME AND EXPENSE ALLOCATION
All expenses incurred by a Participant Fund are allocated among the Retail Class Shares, the Institutional Class Shares, and the Retirement Class Shares based on the net assets of the Participant Fund attributable to each class, except that the Fund's net asset value as represented by Retirement Class Shares reflects the expenses associated with its Distribution Plan and Shareholder Service Plan, including any costs associated with obtaining shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan) and any Class Expenses incurred on a class basis. Class Expenses are limited to the following:

     1. transfer agency fees as identified by the transfer agent as being attributable to a specific class of Shares.

     2. state securities registration or notification fees incurred by a specific class of Shares.

     3. Securities and Exchange Commission registration fees incurred by a specific class of Shares.

     4. accounting, audit and tax expenses relating to a specific class of Shares.

     5. fees and other payments made to providers of services to holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and subaccounting services.

     6. the expenses of TPIS, including administrative personnel, as required to support the holders of a specific class of Shares.

     7. litigation or other legal expenses relating only to one class of Shares.

     8. trustees' fees incurred as a result of time spent addressing issues relating only to one class of Shares.

     9. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

Expenses of a Participant Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Participant Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

VOTING RIGHTS

Each Share class has exclusive voting rights with respect to matters that exclusively affect such class. For example, the Retirement Class shareholders have exclusive voting rights with respect to the Retirement Class distribution plan.

DIVIDENDS

Dividends are calculated in the same manner for each class and declared and paid on all classes of Shares on the same days and at the same times. All reinvested income dividends and capital gain distributions, if any, with respect to a particular class of Shares are paid in additional Shares of that class at the net asset value per Share determined as of the next business day following the record date.

                                   SCHEDULE A

                            International Equity Fund
                               Growth Equity Fund
                              Growth & Income Fund
                                Equity Index Fund
                            Social Choice Equity Fund
                              Large-Cap Value Fund
                               Mid-Cap Growth Fund
                               Mid-Cap Value Fund
                              Small-Cap Equity Fund
                         International Equity Index Fund
                           Large-Cap Value Index Fund
                           Large-Cap Growth Index Fund
                            Mid-Cap Value Index Fund
                            Mid-Cap Growth Index Fund
                            Mid-Cap Blend Index Fund
                           Small-Cap Value Index Fund
                           Small-Cap Growth Index Fund
                           Small-Cap Blend Index Fund
                               S&P 500 Index Fund
                           Real Estate Securities Fund
                                    Bond Fund
                           Inflation-Linked Bond Fund
                                Money Market Fund